PGIM ROCK ETF TRUST

SUBADVISORY AGREEMENT

Agreement made as of this 26th day of October, 2023 between PGIM Investments LLC ("PGIM Investments" or the "Manager"), a New York limited liability company, and PGIM Quantitative Solutions LLC, (the "Subadviser" or "PGIM Quantitative Solutions"), a New Jersey limited liability company.

WHEREAS, the Manager has entered into a Management Agreement, dated October 26, 2023 (the "Management Agreement") with PGIM Rock ETF Trust, a Delaware statutory trust (the "Trust") and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to which PGIM Investments acts as Manager to the funds listed in Schedule A hereto, (each, a "Fund"; collectively, the "Funds"), each a series of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Funds, and to manage such portion of each Fund's portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services to the Funds.

NOW, THEREFORE, the Parties agree as follows:

1.(a) Subject to the supervision of the Manager and the Board of Trustees of the Trust (the "Board"), the Subadviser shall manage such portion of each Fund's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the respective Fund's investment objective, policies and restrictions as stated in its then current Prospectus and Statement of Additional Information (each such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called a "Prospectus"), and subject to the following understandings:

(i)The Subadviser shall provide supervision of such portion of each Fund's portfolio as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by each Fund, and what portion of the assets will be invested or held uninvested as cash or cash equivalents.

(ii)In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Agreement and Declaration of Trust of the Trust, as amended, the By-Laws of the Trust, each Prospectus of a Fund and any procedures adopted by the Board applicable to a Fund (and any amendments thereto) which have been provided to it by the Manager (the "Fund Documents"), and with the instructions and directions of the Manager and of the Board, and cooperate with the Manager's (or its designees') personnel responsible for monitoring the Funds' compliance. The Subadviser shall also comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Commodity Exchange Act of 1936, as amended, the Internal Revenue Code of 1986, as amended, applicable exchange listing requirements and all other applicable federal and state laws and regulations. The Manager shall provide Subadviser timely with copies of any updated Fund Documents.

(iii)The Subadviser shall determine the securities and other financial instruments to be purchased or sold by such portion of each Fund's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker-, dealer or futures commission merchants affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in each Fund's Prospectus relating to such Fund or as the Board may direct in writing from time to time. In providing each Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the receipt of services that affect securities transactions and incidental functions, such as clearance and settlement functions, and advice as to the value of securities, the advisability of investing in securities, the availability of securities or purchasers or sellers of securities and analyses and reports concerning issues, industries, securities, economic factors, trends, portfolio strategy, and the performance of accounts, the financial responsibility, and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to each Fund each shall have discretion to effect investment transactions for such Fund through broker-dealers and prime brokerage arrangements with broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Manager or Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and to cause a Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction for such Fund in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to such Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA PATRIOT Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in a Fund's account may seek identifying information about such Fund.

On occasions when the Subadviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the respective Fund and to such other clients.

(iv)The Subadviser shall maintain all books and records with respect to each Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10), and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(v)The Subadviser or an affiliate shall provide the Funds' custodian (the "Custodian") on each business day with information relating to all transactions concerning the portion of each Fund's assets it manages. The Subadviser shall provide the Manager each day with mutually agreed upon information in a mutually agreed upon format concerning portfolio transactions, and such other reports in a form and frequency as agreed upon from time to time concerning transactions, portfolio holdings and performance of each Fund. The Subadviser agrees to review each Fund and discuss the management of each Fund with the Manager and the Board as either or both shall from time to time reasonably request.

(vi)The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.

(vii)The Subadviser and Manager understand and agree that if the Manager manages each Fund in a "manager-of- managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Board as to whether the contract with the Subadviser should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii)The Subadviser acknowledges that the Manager and each Fund intends to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for each Fund's portfolio or any other transactions of Fund assets.

(b)The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c)The Subadviser shall keep each Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rules 31a-1 and 31a-2 under the 1940 Act. The Subadviser agrees that all records which it maintains for each Fund are the property of such Fund, and the Subadviser will surrender promptly to such Fund any of such records upon such Fund's request, provided, however, that the Subadviser may retain copies of such record. Each Fund's books and records maintained by the Subadviser shall be made available, within a reasonable period of time following submission of a written request, to a Fund's accountants or auditors during regular business hours at the Subadviser's offices. The Funds, the Manager or their respective authorized representatives shall have the right to copy any records in the Subadviser's possession that pertain to the Funds. These books, records, information, or reports may be made available to properly authorized government representatives consistent with state and federal law and/or regulations, provided that the Subadviser is given prior notice of such disclosure, unless such prior notice is prohibited by law or regulation. In the event of the termination of this Agreement, each Fund's books and records maintained by the Subadviser shall be returned to the Funds or the Manager upon the written request of the Trust, provided that the Subadviser shall be permitted to keep copies of such records. The Subadviser agrees that, subject to the execution of a Confidentiality and Non-Disclosure Agreement by and between the Subadviser and the Manager, the policies and procedures the Subadviser has established for managing each Fund's portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state laws and regulations governing the adviser/client relationship and management and operation of each Fund, shall be made available for inspection by the Funds, the Manager or their respective authorized representatives upon reasonable written request within not more than 10 business days.

(d)The Subadviser shall maintain a written code of ethics (the "Code of Ethics") that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and each Fund, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it shall provide to the Manager and each Fund upon reasonable request, subject to the requirements of paragraph 1(c) hereof. The Subadviser shall use its best efforts to ensure that its employees comply in all material respects with the provisions of Section 16, as applicable, of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with respect to each Fund with the Commission or such other regulator having appropriate jurisdiction. The Subadviser shall be responsible for the preparation and filing of Form 13F on behalf of each Fund, unless otherwise directed by the Manager.

(e)The Subadviser shall furnish to the Manager a mutually-agreed upon certification regarding records prepared in connection with maintenance of compliance procedures pursuant to paragraph 1(c) hereof as the Manager may reasonably request in writing.

(f)The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in each Fund's portfolio in accordance with the Subadviser's procedures, subject to such reasonable reporting and other requirements as shall be established by the Manager which may include use by Manager of a third- party vendor for proxy voting administration services. The Subadviser may use a third-party voting service and customized procedures in accordance with Subadviser's policies.

(g)Upon reasonable request from the Manager in writing, the Subadviser (through a qualified person) shall assist the Trust or the Manager in valuing securities of each Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(h)The Subadviser shall provide the Manager with any information reasonably requested regarding its management of each Fund's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the applicable Fund and the Manager if any information provided by Subadviser in a Prospectus is (or will become) materially inaccurate or incomplete.

(i)The Subadviser shall comply with Fund Documents provided to the Subadviser by the Manager or a Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(j)The Subadviser shall keep each Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect a Fund. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Funds and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser's management of each Fund's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Funds and the Manager that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Funds and the Manager. Upon written request of a Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Funds, the Subadviser shall permit representatives of such Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

2.The Manager shall continue to have responsibility for all services to be provided to the Funds pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Funds' custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of each Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of each Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3.For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of each Fund's average daily net assets (as calculated by the Custodian) of the portion of such Fund managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for each Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager. If this Agreement becomes effective or terminates, or if the manner of determining the applicable fee changes, in the middle of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

4.(a) The Subadviser acknowledges that, in the course of its engagement by the Manager, the Subadviser may receive or have access to confidential and proprietary information of the Manager or third parties with whom the Manager conducts business. Such information is collectively referred to as "Confidential Information." Confidential Information includes the Manager's business and other proprietary information, written or oral. Notwithstanding the obligations set forth in this Paragraph 4, the Subadviser may disclose information (i) to affiliates; (ii) to the custodian of the Funds; (iii) to brokers and dealers that are counterparties for trades for a Fund; (iv) to futures commission merchants executing or clearing transactions in connection with a Fund; (v) to third party service providers subject to confidentiality agreements; (vi) as required by law, court order or other regulating authority; (vii) as requested by regulatory or governmental authorities or auditors;

(b)The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program ("Information Security Program") including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information;

(b)protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Manager. The Subadviser shall immediately notify the Manager if the Subadviser is in material breach of this Section. At the Manager's request, the Subadviser agrees to certify (in writing) to the Manager, its compliance with the terms of this Section.

(c)The Subadviser shall notify the Manager or its agents of its designated primary security manager. The security manager will be responsible for managing and coordinating the performance of the Subadviser's obligations set forth in its Information Security Program and this Agreement.

(d)The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser's business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Subadviser's employees who require such access in order to provide the services to the Manager. For avoidance of doubt, the Subadviser may disclose information as set forth in Section 4(a) above.

(f)The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser's compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Manager's Confidential Information which cannot be cured and will impair the Subadviser's ability to keep such information confidential, the Subadviser shall promptly report those findings to the Manager.

(h)The Subadviser shall notify the Manager, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a "Security Incident"). Thereafter, the Subadviser shall: (i) promptly furnish to the Manager full details of the Security Incident; (ii) assist and cooperate with the Manager and the Manager's designated representatives in the Manager's investigation of the Subadviser, employees or third parties related to the Security Incident. The Subadviser will provide the Manager with physical access to the facilities and operations affected, facilitate the Manager's interviews with employees and others involved in the matter, and make available to the Manager all relevant records, logs, files, and data; (iii) cooperate with the Manager in any litigation or other formal action against third parties deemed necessary by the Manager to protect the Manager's rights; and (iv) take appropriate action to prevent a recurrence of any Security Incident.

(i)Upon the Manager's reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Manager with information related to the Subadviser's information security safeguards and practices.

(j)For the purpose of auditing the Subadviser's compliance with this Section, the Subadviser shall provide to the Manager, on reasonable notice: (a) access to the Subadviser's information processing premises and records; (b) reasonable assistance and cooperation of the Subadviser's relevant staff; and (c) reasonable facilities at the Subadviser's premises.

5.(a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by a Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Funds may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including reasonable attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

6.This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by a Fund with respect to such Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the respective Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than

30days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Funds and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary; (2) to the Trust at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadviser at 655 Broad Street, 16th Floor, Newark, NJ 07102, Attention: Secretary, with a copy to PGIM Quantitative Solutions' Chief Legal Officer at 655 Broad Street, 16th Floor, Newark, NJ 07102.

7.Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust or the Funds to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8.During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of each

Fund or the public, which refer to the Subadviser in any way (including the Subadviser's name, derivatives thereof and any logo associated therewith), prior to use thereof and not to use such material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9.The Manager hereby certifies that there are policies and procedures reasonably designed to effect each Fund's policies and procedures disclosed in its prospectus to detect and deter disruptive trading practices in each Fund, including "market timing," and the Manager agrees that it will continue to enforce and abide by such policies and procedures, as amended from time to time. The Subadviser agrees, upon reasonable request from the Manager, reasonably to assist the Manager to detect and deter disruptive trading practices in each Fund. Manager and Subadviser agree to fulfill their respective duties under this Agreement in accordance with applicable laws and regulations, both state and federal.

10.This Agreement may be amended by mutual consent, but the consent of a Fund must be obtained in conformity with the requirements of the 1940 Act.

11.This Agreement shall be governed by the laws of the State of New York.

12.Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act or of guidance published by the staff of the Commission. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

BY: /s/ Scott E. Benjamin

Name: Scott E. Benjamin

Title: Executive Vice President

PGIM QUANTITATIVE SOLUTIONS LLC

BY: /s/ Brian Carroll

Name: Brian Carroll

Title: Vice President

Schedule A

PGIM ROCK ETF TRUST

As compensation for services provided by PGIM Quantitative Solutions LLC ("PGIM Quantitative Solutions"), PGIM Investments LLC will pay PGIM Quantitative Solutions an advisory fee on the net asset value of each Fund's portfolio managed by PGIM Quantitative Solutions that is equal, on an annualized basis, to the following:

Fund Name	Subadvisory Fee Rate
PGIM US Equity Buffer 12 ETF – January	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – February	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – March	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – April	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – May	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – June	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – July	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – August	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – September	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – October	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – November	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 12 ETF – December	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – January	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – February	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – March	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – April	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – May	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – June	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – July	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – August	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – September	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – October	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – November	0.25% of the average daily net assets of the ETF

PGIM US Large-Cap Buffer 20 ETF – December	0.25% of the average daily net assets of the ETF

Dated as of October 26, 2023